FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2008 Fourth Quarter and Full Year Results — Solid Fourth Quarter
Results Despite Economic Conditions
MENOMONEE FALLS, WISCONSIN February 24, 2009
Highlights:
•	Percent of revenue from private pay grows to 93% in 2008 fourth quarter

•	Adjusted EBITDAR as a percent of revenues increases to 29.4% in 2008, from 28.2 % in 2007 Private pay occupancy in 2008 fourth quarter maintains third quarter level

•	Private pay occupancy in 2008 fourth quarter maintains third quarter level

•	Approximately 80 expansion units on line at year end
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $3.0 million in the 2008 fourth quarter as compared to net income of $4.1 million in the 2007 fourth quarter. Net income declined primarily from an increase in residence lease expense. For the 2008 year, ALC reported net income of $14.3 million as compared to net income of $17.2 million in 2007
Diluted earnings per common share for the fourth quarter of 2008 were $0.05 per share as compared to $0.06 per share for the fourth quarter of 2007. Diluted earnings per common share for the 2008 year were $0.23 per share as compared to
$0.25 per share for 2007
“Private pay occupancy remained flat in the fourth quarter of 2008, despite the numerous economic headwinds,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We look forward to the new year with the opening of the remaining expansion units helping to offset the soft economic outlook.”
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of December 31, 2008, ALC operated 216 assisted living residences representing 9,154 units.
Quarters ended December 31, 2008, December 31, 2007, September 30, 2008
Revenues of $57.6 million in the fourth quarter ended December 31, 2008 increased $1.1 million or 2.0% from $56.5 million in the fourth quarter of 2007 and decreased $0.8 million or 1.3 % from $58.4 million in the third quarter of 2008.
Adjusted EBITDA for the fourth quarter of 2008 was $11.2 million, and 19.5% of revenues and
•	decreased $1.2 million or 9.9% from $12.5 million and 22.1% of revenues in the fourth quarter of 2007; and

•	decreased $0.3 million or 2.7% from $11.6 million and 19.8% of revenues in the third quarter of 2008.
Adjusted EBITDAR for the fourth quarter of 2008 was $16.3 million, and 28.2% of revenues and
•	increased $0.2 million or 1.3% from $16.0 million and declined from 28.4% of revenues in the fourth quarter of 2007; and

•	decreased $0.3 million or 1.8% from $16.6 million and decreased from 28.4% of revenues in the third quarter of 2008.
Fourth quarter 2008 compared to fourth quarter 2007
Revenues in the fourth quarter of 2008 increased from the fourth quarter of 2007 primarily due to additional revenues from acquired residences ($4.0 million) and higher average daily revenue as a result of rate increases ($2.0 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($2.8 million) and a reduction in the number of units occupied by private pay residents ($2.1 million).
Adjusted EBITDA decreased in the fourth quarter of 2008 primarily due to an increase in residence lease expense ($1.4 million) and an increase in residence operations expenses excluding the loss on property from hurricanes ($1.2 million), partially offset by increased revenues discussed above ($1.1 million) and a decrease in general and administrative expenses excluding non-cash equity based compensation ($0.3 million). Adjusted EBITDAR increased for the reasons discussed above for adjusted EBITDA excluding the increase in residence lease expense ($1.4 million). Residence operations expenses decreased primarily from a reduction in labor and food expenses associated with lower occupancy, partially offset by less favorable experience in our self-insurance programs as compared to the prior year. General and administrative expenses decreased primarily from a decrease in salaries and bonus expenses. Residence lease expense, increased primarily from the January 1, 2008, acquisition of the operations of BBLRG, LLC, doing business as CaraVita.
Fourth quarter 2008 compared to the third quarter 2008
Revenues in the fourth quarter of 2008 decreased from the third quarter of 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($0.5 million) and decreases in rates ($0.3 million).
Decreased adjusted EBITDA and adjusted EBITDAR in the fourth quarter of 2008 as compared to the third quarter of 2008 resulted primarily from decreased revenues as discussed above ($0.8 million), partially offset by a decrease in residence operations expenses excluding the loss on property from hurricanes ($0.3 million) and general and administrative expenses excluding non-cash equity based compensation ($0.2 million). Residence operations expenses decreased primarily from seasonal decreases in utility expenses and favorable experience in our self-insurance programs. General and administrative expenses decreased primarily because our all-company annual conference occurred in the third quarter of 2008.
Years ended December 31, 2008 and December 31, 2007
Revenues of $234.1 million in 2008 increased $4.7 million or 2.1% from $229.3 million in 2007.
Adjusted EBITDA for 2008 was $49.0 million, and 20.9% of revenues and decreased $1.3 million or 2.5% from $50.3 million and 21.9% of revenues in 2007.
Adjusted EBITDAR for 2008 was $68.9 million, and 29.4% of revenues and increased $4.3 million or 6.7% from $64.6 million and 28.2% of revenues in 2007.
2008 year compared to 2007 year
Revenues in 2008 increased from 2007 primarily due to additional revenues from acquired residences ($18.3 million), higher average daily revenue as a result of rate increases ($12.1 million), and one additional day in 2008 due to leap year ($0.6 million), partially offset by a reduction in the number of units occupied by private pay residents ($9.8 million), the planned reduction in the number of units occupied by Medicaid residents ($15.9 million), and the absence of revenue from leasing ALC’s corporate office ($0.6 million) in 2008 only.
Adjusted EBITDA decreased for 2008 as compared to 2007 primarily from an increase in residence lease expense ($5.6 million) and an increase in residence operations expenses excluding the loss on property from hurricanes ($0.8 million), partially offset by higher revenues as discussed above ($4.7 million) and a decrease in general and administrative expenses excluding non-cash equity based compensation ($0.4 million). Adjusted EBITDAR increased as a result of the reasons discussed above for adjusted EBITDA excluding the increase in residence lease expense ($5.6 million). Residence operations expenses increased primarily from acquisitions, partially offset by a reduction in labor and food expense associated with lower occupancy. Residence lease expenses increased primarily from the CaraVita acquisition.
Share repurchase program
On August 6, 2008, ALC’s Board of Directors authorized an increase in its Class A common stock repurchase program by $15 million bringing the total authorization to $80 million. In the fourth quarter of 2008, ALC repurchased approximately 1.4 million shares of its Class A common stock at an aggregate cost of approximately $5.9 million and an average price of $4.24 per share.
Expansion Program Update
We had completed, licensed, and begun accepting new residents in approximately 80 units under our expansion program by the end of the fourth quarter of 2008. Construction continues on the remaining expansion units in our program to add 400 units to existing owned buildings. Weather issues, primarily related to heavy rains and flooding in the Midwest and hurricanes in the Texas and Louisiana regions, obtaining regulatory approvals, and other unforeseen circumstances have resulted in delays. We are currently targeting completion of 170 units in the first quarter of 2009, 100 in the second quarter, 25 units in the third quarter and the remaining 25 in the fourth quarter. To date, cost estimates remain consistent with our original estimates of $125,000 per unit.
Financing Activities and Liquidity
At December 31, 2008 ALC maintained a strong liquidity position with cash of approximately $19 million and undrawn lines of $41 million. Expenses during the fourth quarter included $120 thousand of costs associated with a financing proposal that was not completed. ALC continues to seek additional financing on unencumbered properties.
Investor Call
ALC has scheduled a conference call later this morning, February 24, 2009 at 10:00 a.m. (Eastern Time) to discuss financial results for the fourth quarter. The toll-free number for the live call is 888-428-4476, or international 651-291-0618. A taped rebroadcast will be available approximately three hours following the live call until midnight on March 24, 2009. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844 and use the access code 984774.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,650 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving occupancy and private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in general economic conditions, including changes in the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Statements of Income
(In thousands, except earnings per share)

	Three Months Ended
	December 31,		Year Ended
	(Unaudited)		December 31,
	2008	2007	2008	2007
Revenues	$57,617	$56,502	$234,085	$229,347
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	38,329	36,875	152,851	151,684
General and administrative	3,251	3,584	12,789	13,073
Residence lease expense	5,006	3,556	19,900	14,310
Depreciation and amortization	4,775	4,554	18,710	17,642
Transaction costs	—	—	—	56

Total operating expenses	51,361	48,569	204,250	196,765

Income from operations	6,256	7,933	29,835	32,582
Other expense:
Interest income	143	240	630	1,718
Interest expense	(1,876)	(1,854)	(7,727)	(6,809)

Income before income taxes	4,523	6,319	22,738	27,491
Income tax expense	(1,493)	(2,264)	(8,415)	(10,312)

Net income	$3,030	$4,055	$14,323	$17,179

Weighted average common shares:
Basic	60,825	65,875	62,428	68,172
Diluted	61,457	66,532	63,084	68,863
Per share data:
Basic earnings per common share	$0.05	$0.06	$0.23	$0.25

Diluted earnings per common share	$0.05	$0.06	$0.23	$0.25

Adjusted EBITDA (1)	$11,248	$12,487	$49,026	$50,280

Adjusted EBITDAR (1)	$16,254	$16,043	$68,926	$64,590

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$19,905	$14,066
Investments	3,139	5,252
Accounts receivable, less allowances of $689 and $992, respectively	2,696	2,908
Prepaid expenses, supplies and other receivables	3,463	5,089
Deposits in escrow	2,343	2,482
Income tax receivable	3,147	—
Deferred income taxes	4,614	4,080

Total current assets	39,307	33,877
Property and equipment, net	422,791	395,141
Goodwill	16,315	19,909
Intangible assets, net	13,443	827
Restricted cash	4,534	8,943
Cash designated for acquisition	—	14,864
Other assets	2,231	2,680

Total Assets	$498,621	$476,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,574	$7,800
Accrued liabilities	17,898	17,951
Deferred revenue	6,739	6,346
Accrued income taxes	—	198
Current maturities of long-term debt	19,392	26,543
Current portion of self-insured liabilities	300	300

Total current liabilities	57,903	59,138
Accrual for self-insured liabilities	1,176	941
Long-term debt	136,890	103,176
Deferred income taxes	11,811	9,008
Other long-term liabilities	11,102	9,444
Commitments and contingencies

Total Liabilities	218,882	181,707

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 authorized, 52,296,246 and 56,131,873 issued and outstanding, respectively	595	595
Class B Common Stock, par value $0.01 per share, 75,000,000 authorized, 7,736,398 and 8,727,458 issued and outstanding, respectively	100	100
Additional paid-in capital	313,647	313,548
Accumulated other comprehensive (loss) income	(1,989)	103
Retained earnings	33,641	19,318
Treasury stock at cost, 9,591,993 and 4,691,060 shares, respectively	(66,255)	(39,130)

Total Stockholders’ Equity	279,739	294,534

Total Liabilities and Stockholders’ Equity	$498,621	$476,241

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES:
Net income	$14,323	$17,179	$9,009
Adj’s to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,710	17,642	16,699
Amortization of purchase accounting adjustments for:
Leases and debt	(248)	(1,076)	(527)
Below market resident leases	—	(39)	(1,187)
Provision for bad debts	(303)	94	214
Provision for self-insured liabilities	435	78	415
Payments of self-insured liabilities	(200)	(308)	(271)
Loss on sale or disposal of fixed assets	196	—	—
Loss on impairment of long-lived assets, including impairments in discontinued operations	—	—	5,018
Equity-based compensation expense	99	—	—
Change in fair value of derivative	(655)	—	—
Deferred income taxes	5,878	1,334	335
Changes in assets and liabilities:
Accounts receivable	515	1,555	(1,258)
Supplies, prepaid expenses and other receivables	1,626	1,507	(3,564)
Deposits in escrow	139	(62)	290
Accounts payable	230	2,666	107
Accrued liabilities	(53)	(363)	(1,167)
Deferred revenue	393	5,080	480
Income taxes payable/ receivable	(2,669)	597	(999)
Changes in other non-current assets	4,858	1,849	(7,264)
Other long-term liabilities	1,658	1,379	2,649
Current due to Extendicare	—	—	76

Cash provided by operating activities	44,932	49,112	19,055

INVESTING ACTIVITIES:
Payment for acquisitions	(14,546)	(24,444)	(4,619)
Cash designated for acquisition	14,864	(14,864)	—
Payments for new construction projects	(21,333)	(3,904)	(3,338)
Payments for purchases of property and equipment	(17,764)	(12,457)	(12,832)
Proceeds from sales of property and equipment	—	—	79

Cash used in investing activities	(38,779)	(55,669)	(20,710)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	—	74	43,678
Purchase of treasury stock	(27,125)	(39,130)	—
Proceeds on borrowings on revolving credit facility	37,000	42,000	—
Repayment of interest bearing advances to Extendicare	—	—	(25,200)
Repayment of mortgage debt	(19,215)	(6,573)	(2,312)
Proceeds from mortgage debt	9,026	4,301	—
Payment of deferred financing fees	—	—	(999)

Cash (used in)provided by financing activities	(314)	672	15,167

Increase (decrease) in cash and cash equivalents	5,839	(5,885)	13,512
Cash and cash equivalents, beginning of year	14,066	19,951	6,439

Cash and cash equivalents, end of year	$19,905	$14,066	$19,951

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Three Months Ended
	December 31,	September	December 31,
	2008	30, 2008	2007
Average Occupied Units by Payer Source
Private	5,499	5,498	5,316
Medicaid	602	677	1,032

Total	6,101	6,175	6,348

Occupancy Mix by Payer Source
Private	90.1%	89.0%	83.7%
Medicaid	9.9%	11.0%	16.3%

Percent of Revenue by Payer Source
Private	93.0%	92.0%	88.1%
Medicaid	7.0%	8.0%	11.9%

Average Revenue per Occupied Unit Day by Payer Source
Private	$105.90	$106.19	$101.75
Medicaid	$72.99	$74.72	$70.97
Combined	$102.65	$102.74	$96.75

Occupancy Percentage	67.2%	68.0%	74.4%
All residences

	Year Ended
	December 31,	December 31,
	2008	2007
Average Occupied Units by Payer Source
Private	5,527	5,297
Medicaid	728	1,357

Total	6,255	6,654

Occupancy Mix by Payer Source
Private	88.4%	79.6%
Medicaid	11.6%	20.4%

Percent of Revenue by Payer Source
Private	91.7%	85.0%
Medicaid	8.3%	15.0%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.15	$100.61
Medicaid	$72.61	$69.11
Combined	$102.24	$94.19

Occupancy Percentage	68.9%	79.1%

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Same residence basis*

	Three Months Ended
	December 31,	September	December 31,
	2008	30, 2008	2007
Average Occupied Units by Payer Source
Private	5,018	5,017	5,316
Medicaid	602	677	1,032

Total	5,620	5,694	6,348

Occupancy Mix by Payer Source
Private	89.3%	88.1%	83.7%
Medicaid	10.7%	11.9%	16.3%

Percent of Revenue by Payer Source
Private	92.4%	91.4%	88.1%
Medicaid	7.6%	8.6%	11.9%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.43	$106.51	$101.75
Medicaid	$72.99	$74.72	$70.97
Combined	$102.85	$102.73	$96.75

Occupancy Percentage	65.9%	66.7%	74.4%
Same residences basis*

	Year Ended
	December 31,	December 31,
	2008	2007
Average Occupied Units by Payer Source
Private	4,999	5,297
Medicaid	728	1,357

Total	5,727	6,654

Occupancy Mix by Payer Source
Private	87.3%	79.6%
Medicaid	12.7%	20.4%

Percent of Revenue by Payer Source
Private	91.0%	85.0%
Medicaid	9.0%	15.0%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.83	$100.61
Medicaid	$72.61	$69.11
Combined	$102.48	$94.19

Occupancy Percentage	67.9%	79.1%

*	Same residence basis excludes the impact of residents added from the acquisition of the 185 unit Dubuque, Iowa residence on July 20, 2007 and the 541 unit CaraVita operations on January 1, 2008, and includes changes in these acquisitions’ occupancy since their respective dates of acquisition.

Weighted Average Basic and Diluted Shares
          The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in the quarter and year ended December 31, 2007 and 0.6 million shares included in the quarter and year ended December 31, 2008 .
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	2008	2007	2008	2007	2008	2007
			(In thousands, unaudited)
Net income	$3,030	$4,055	$2,966	$4,225	$14,323	$17,179
Provision for income taxes	1,493	2,264	1,819	2,594	8,415	10,312

Income from operations before income taxes	4,523	6,319	4,785	6,819	22,738	27,491
Add:
Depreciation and amortization	4,775	4,554	4,691	4,584	18,710	17,642
Interest expense, net	1,733	1,614	1,869	1,405	7,097	5,091
Transaction costs	—	—	—	—	—	56
Loss on disposal of assets	222	—	160	—	382	—
Non-cash equity based compensation	(5)	—	60	(192)	99	—

Adjusted EBITDA	11,248	12,487	11,565	12,616	49,026	50,280
Add: Lease expense	5,006	3,556	4,987	3,595	19,900	14,310

Adjusted EBITDAR	$16,254	$16,043	$16,552	$16,211	$68,926	$64,590

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	(Dollars amounts in thousands, unaudited)
	2008	2007	2008	2007	2008	2007
Revenues	$57,617	$56,502	$58,367	$57,898	$234,085	$229,347

Adjusted EBITDA	$11,248	$12,487	$11,565	$12,616	$49,026	$50,280

Adjusted EBITDAR	$16,254	$16,043	$16,552	$16,211	$68,926	$64,590

Adjusted EBITDA as percent of total revenues	19.5%	22.1%	19.8%	21.8%	20.9%	21.9%

Adjusted EBITDAR as percent of total revenues	28.2%	28.4%	28.4%	28.0%	29.4%	28.2%